Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock of DICK’S Sporting Goods, Inc. (referred to as “the Company”, “we”, “us” and “our” unless specified otherwise) is based upon relevant provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), the Company’s Amended and Restated Bylaws (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Restated Certificate of Incorporation and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Restated Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.2 is a part.

Authorized Capital Stock

 The Company’s authorized capital stock consists of (i) 200,000,000 shares of common stock, par value $.01 per share, (ii) 40,000,000 shares of Class B common stock, par value $.01 per share, and (iii) 5,000,000 shares of preferred stock, par value $.01 per share. All outstanding shares of capital stock are fully paid and non-assessable.

Description of Common Stock

Voting Rights. Each share of our common stock entitles the holder to one vote per share, and each share of our Class B common stock entitles the holder to 10 votes per share, on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock and Class B common stock otherwise have identical rights. Stockholders do not have cumulative voting rights. Holders of common stock and Class B common stock (or, if any holders of shares of preferred stock are entitled to vote together with the holders of the common stock and Class B common stock, as a single class with such holders of shares of preferred stock) vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may be required by Delaware law.

Removal of Directors. For as long as any shares of Class B common stock are outstanding, directors elected by the common stockholders may be removed with or without cause by the affirmative vote of the holders of shares of our capital stock representing the majority of the votes entitled to be cast at a meeting of the stockholders to elect directors. The right to remove directors without cause expires if there are no shares of Class B common stock outstanding.

Action by Written Consent. For as long as any shares of Class B common stock are outstanding, any action that can be taken at a meeting of our stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of our Class B common stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting. The right to take action by less than unanimous written consent expires if there are no shares of Class B common stock outstanding.

Conversion. Each share of Class B common stock is convertible at any time, at the option of the holder, into one share of common stock. Each share of Class B common stock shall convert automatically into one share of common stock upon any transfer of beneficial ownership to any persons other than to the following:

-	the Stack Family and the estate, guardian, conservator or committee for any member of the Stack Family;
-	any descendant of any member of the Stack Family (which we call a “Stack Descendant”) and their respective estates, guardians, conservators or committees;
-	any Stack Family Controlled Entity; and
-	any trustees, in their respective capacities as such, of any Stack Family Controlled Trust.
A Stack Family Controlled Entity is (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Stack Family members and/or Stack Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Stack Family members and/or Stack Descendants; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Stack Family members and/or Stack Descendants; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Stack Family members and/or Stack Descendants. A Stack Family Controlled Trust is any trust the primary beneficiaries of which are members of the Stack Family, Stack Descendants, spouses of Stack Descendants and their respective estates, guardians, conservators or committees and/or charitable organizations which if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Stack Family members and/or Stack Descendants.

Each share of Class B common stock also converts automatically into one share of common stock if (i) a person ceases to be any of the specified persons listed above, other than upon the pledge of such person’s shares of Class B common stock to a financial institution or (ii) on the record date for any meeting of our stockholders, the aggregate number of shares of Class B common stock beneficially owned by the Stack Family, Stack Descendants, Stack Family Controlled Entities and Stack Family Controlled Trusts is less than 4,000,000 shares of Class B common stock (as appropriately adjusted for any further future stock splits, dividends, reclassifications, recapitalizations, reverse stock splits or other similar transactions). If any shares of common stock require registration with or approval of any governmental authority under any federal or state law before such shares of common stock may be issued upon conversion, we must cause such shares to be registered or approved, as the case may be, and use our best efforts to list the shares to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding common stock is listed at the time of such delivery. Once the shares of the Class B common stock are converted into shares of common stock, the number of shares classified as Class B common stock will be reduced and may not be reissued and the number of common stock shall be increased on a one-for-one basis.

Restrictions on Additional Issuances and Transfer. No additional shares of Class B common stock or any securities exchangeable or exercisable into shares of Class B common stock may be issued or sold by us except (i) pursuant to stock options or awards made under any plan adopted by the board of directors to provide additional incentives to our employees and non-employee directors; or (ii) in connection with a stock split or stock dividend or distribution on the Class B common stock in which the common stock is similarly split or receives a similar dividend or distribution. The Class B common stock is not registered under the federal securities laws.

Dividends. Holders of our common stock and Class B common stock are entitled to receive ratably dividends or distributions, if any, as may be declared by the board of directors out of legally available funds. We may not pay dividends or make distributions to any class of common stock unless we simultaneously make the same dividend or distribution to each outstanding share of common stock regardless of class. In the case of dividends or distributions payable in common stock or Class B common stock, including stock splits or divisions, only shares of common stock will be distributed with respect to common stock and only shares of Class B common stock will be distributed with respect to Class B common stock. Holders of the common stock and Class B common stock are entitled to receive dividends at the same rate.

Merger and Reclassification. If we enter into any consolidation, merger, combination or other transaction in which shares of each class of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the shares of each class of common stock will be exchanged for, or changed into either (i) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, unless the shares of common stock are exchanged for, or changed into, shares of capital stock, in which case, the shares exchanged for, or changed into, may differ, but only to the extent that the common stock and the Class B common stock differ as provided in our Restated Certificate; or (ii) if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, then an amount of stock, securities, cash and/or property having a value equal to the value per share of any other class of our common stock that was exchanged or changed as determined by an independent investment banking firm of national reputation selected by the board of directors.

None of the common stock or the Class B common stock may be subdivided or combined in any manner unless the shares of the other class are subdivided or combined in the same proportion.

Liquidation. In case of a liquidation, dissolution or winding up of the Company, the holders of common stock and Class B common stock treated as a single class will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and the liquidation preferences of any preferred stock then outstanding.

Preemptive and Redemption Rights. If we make an offering of options, rights or warrants to subscribe for shares of any other class or classes of capital stock, other than Class B common stock, to all holders of a class of our common stock, we are required to make an identical offering to all holders of the other class of common stock unless the holders of the other class of common stock, voting as a separate class, determine that such offering need not be made to such class. All such options, rights or warrants offerings must offer the respective holders of the common stock and Class B common stock the right to subscribe at the same rate per share. Holders of common stock and Class B common stock do not have preemptive or subscription rights or conversion rights except as described above. There are no redemption or sinking fund provisions applicable to common stock or Class B common stock.

The rights, preferences and privileges of holders of the common stock and Class B common stock may be affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. No shares of preferred stock are currently outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The board of directors cannot create a series of preferred stock which has voting rights of more than one vote per share. The preferences, powers, rights and restrictions of different series of preferred stock may differ. Shares of the preferred stock of any series that have been redeemed or repurchased by us or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, will be retired and may be reissued. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting, liquidation and dividend rights, of the holders of common stock. The issuance may also have the effect of delaying, deferring or preventing a change in control of the Company. We have no plans to issue any preferred stock.

Indemnification of Directors and Officers

Our Restated Certificate and Bylaws provide that our former and current directors and officers and directors and officers of other entities who is or was serving at our request will be, and, at the discretion of the board of directors, non-officer employees and agents may be, indemnified by us, to the extent authorized by Delaware law, against all expenses and liabilities incurred in connection with such service for or on behalf of us, and further permits the advancing of expenses incurred in defense of claims.

Limitation of Liability

Under the terms of our Restated Certificate and as permitted by Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for: (1) a breach of duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) dividend payments or stock repurchases in violation of Delaware law or (4) any transaction in which a director has derived an improper personal benefit. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as amended.

We maintain directors and officers liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under our Bylaws.

Listing

Our common stock is listed and principally traded on the New York Stock Exchange under the ticker symbol “DKS.”

Anti-Takeover Provisions

As long as shares of the Class B common stock remain outstanding, it would be very difficult to acquire control of us in a merger or other type of transaction if the Class B common stockholders opposed the merger or other type of transaction. Similarly, the common stockholders will not be able to remove or replace the directors.

Even if the Class B common stock were converted into common stock at a future date, provisions of Delaware law and our Restated Certificate and Bylaws could continue to make the following more difficult:

-	the acquisition of us by means of a tender offer;
-	the acquisition of us by means of a proxy contest or otherwise; or
-	the removal of our incumbent officers and directors.

In the event that none of the shares of Class B common stock are outstanding, these provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Classified Board of Directors. Under our Restated Certificate and Bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year.

Removal of Directors. Under our Restated Certificate and Bylaws, if none of the shares of Class B common stock are outstanding, our directors may only be removed for cause.

Stockholder Meetings. Under our Bylaws, only the board of directors by resolution adopted by the affirmative vote of a majority of the entire board of directors, the chairman of the board of directors or the chief executive officer may call special meetings of stockholders, other than special meetings of any class of common stock called by the holders of a majority of the shares of such class of common stock with respect to any matter as to which the holders of such class are entitled to vote as a separate class.

Requirements for Advance Notification of Stockholder Proposals and Director Nominations. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Action by Written Consent. Under our Restated Certificate, if none of the shares of our Class B common stock remains outstanding, stockholders may only take action at an annual or special meeting of stockholders or by the unanimous written consent of all stockholders and may not act by partial written consent.

No Cumulative Voting. Our Restated Certificate and Bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

DGCL Section 203

We have expressly determined not to be governed by Section 203 of the Delaware General Corporation Law.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.